AMRESCO, INC.

           EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                        AMRESCO, INC.

       EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                                  Three Months Ended
                                                        March 31,
                                                    1998         1997
Basic:
   Net income                                     $14,049,000   $8,561,000

 Weighted average common shares outstanding        39,127,179   33,909,405
 Contingently issuable shares                         218,895       43,662
 Restricted shares                                   (318,834)    (221,290)
   Total                                           39,027,240   33,731,777

   Earnings per share                                   $0.36        $0.25

Diluted:
   Net income                                     $14,049,000   $8,561,000

 Weighted average common shares outstanding        39,127,179   33,909,405
 Contingently issuable shares                         218,895       43,662
 Net effect of dilutive stock options based on
 the Treasury stock method using the average
   average market price                             1,099,489      859,301
   Total                                           40,445,563   34,812,368

   Earnings per share                                   $0.35        $0.25